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                                                                      EXHIBIT 15


August 11, 1997



Board of Trustees and Shareholders
Security Capital Industrial Trust:


We are aware that Security Capital Industrial Trust has incorporated by reference in its Registration Statement Nos. 33-91366, 33-92490, 333-4961, 333-13909, 333-26597, 333-31421 and 333-26259 its Form 10-Q for the quarter ended June 30, 1997, which includes our report dated August 11, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ Arthur Andersen LLP
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ARTHUR ANDERSEN LLP